Exhibit 3

Westpac Banking Corporation ABN 33 007 457 141
Group Secretariat
Level 25, 60 Martin Place
SYDNEY NSW 2000
AUSTRALIA
Telephone:	(61 2) 9216 0390
Facsimile:	(61 2) 9226 1888

11 July 2005

Company Announcements Platform

Australian Stock Exchange Limited

20 Bridge Street

SYDNEY   NSW   2000

Dear Sir/Madam

Market Information Notice

Westpac Banking Corporation today issued 52,567,131 ordinary shares to former NZ Class Shareholders.

This notice is given by Westpac Banking Corporation under paragraph (5)(e) of section 708A of the Corporations Act.

Accordingly, Westpac Banking Corporation makes the following statements:

•                      Westpac Banking Corporation issued the shares to former NZ Class Shareholders today.

•                      Westpac Banking Corporation issued the shares without disclosure under Part 6D of the Corporations Act.  That is, without a prospectus.

•                      As at the date of this notice, Westpac Banking Corporation has complied with:

•                       the provisions of Chapter 2M of the Corporations Act (ie financial and audit obligations) as they apply to Westpac Banking Corporation;

•                       s674 of the Corporations Act (ie its continuous disclosure obligation) as it applies to Westpac Banking Corporation;

•                      As at the date of this notice, all information of the kind that would be required to be disclosed to the market for the purposes of sections 708A(7) and (8) of the Corporations Act has been disclosed to ASX.

Yours faithfully

Emma Lawler

Head of Group Secretariat